1
         Form TA1031-97
-------------------------------------------------------------------
[GRAPHIC OMITTED]
-------------------------------------------------------------------
Here Is Your
Transamerica Occidental Life Insurance Policy

From Transamerica Occidental Life Insurance Company

Please Read it Carefully


This flexible premium variable life insurance policy is a legal contract between you ("the owner") and Transamerica Occidental Life Insurance Company ("we" and "the Company"). If you pay the required premiums, we will pay your beneficiary the net death benefit when the person you are insuring ("the insured") dies prior to the Maturity Date or, if the insured is alive on the Maturity Date, we will pay the surrender value to the owner on the Maturity Date.

You may change the amount of insurance as well as the payments you make subject to provisions of this policy. Except as otherwise provided in the paid-up insurance option, you may direct your net payments into an account that has a guaranteed minimum interest rate, and into as many as [seven] sub-accounts (if available) of an account that has a rate of return that will vary.
These two accounts are called the Fixed and Variable Accounts.

The value of the Variable Account may increase or decrease according to its investment results. For more details, please see the Variable Account Policy Value provision on page 13.

The value in the Fixed Account will accumulate interest at a rate set by us which will not be less than 4% a year.

The amount of the death benefit may be variable or fixed. The length of time this policy will remain in force will be variable. Please refer to the Death Benefit provisions and the Policy Value provisions in this policy for additional information.

There may be little or no surrender value remaining on the final payment date.



Your Right to Examine
This Policy

You have the right to void this policy by returning it to our Variable Life Service Center at 440 Lincoln Street, P.O. Box 3800, Worcester, MA 01653, or to one of our authorized representatives by the later of:

         o ten days after receiving it, or

         o 45 days after you sign the application.

 If you return the policy, it will be void from the date of its issue, and you will receive a refund equal to the total of:

o the difference between any payments made, including fees or other charges, and the amounts allocated to the Variable Account, and

o the value of the amounts in the Variable Account on the date the returned policy is received at our Variable Life Service Center, and

o any fees or other charges imposed on amounts in the Variable Account.

Signed for the Company at Los Angeles, California, on the date of issue.

----------------------------------------------------
[GRAPHIC OMITTED]
----------------------------------------------------





Executive Vice President, General Counsel and Corporate
Secretary

---------------------------------------------------
[GRAPHIC OMITTED]
---------------------------------------------------





President and CEO


Transamerica Occidental Life Insurance Company
Home Office:                        1150 South Olive Street
                                          Los Angeles, CA 90015
Variable Life Service Center:      440 Lincoln Street
                                     P.O. Box 3800
                                    Worcester, MA 01653

     Table of Contents
     Cover Page..................................................1
     Specifications Page...................................3
     Riders/Endorsements...............................3
     Monthly Insurance Protection Charges....5
     Important Definitions...............................7
     General Provisions ....................................8
     Information About You and
     the Beneficiary.........................................9
     What You Should Know About
     the Premiums..........................................10
     Information About the Value
     of Your Policy........................................11
     What You Should Know About
     the Variable Account..............................13
     What You Should Know About
     the  Fixed Account..................................14
     What You Should Know About
     Transfers...................................................15
     If You Want to Borrow from Your
     Policy........................................................16
     Details on Surrender and
     Partial Withdrawals..................................16
     What You Should Know About
     the Death Benefit...................................18
     Paid-Up Insurance Option......................20
     Payment of Benefits...............................21



     Alphabetical Index
     Addition, Deletion or Substitution
     of Investments.........................................14
     Allocation of Payments..........................11
     Assignment..............................................9
     Basis of Value of Fixed Account...........15
     Beneficiary...............................................9
     Decrease in Face Amount......................20
     Entire Contract........................................8
     Fixed Account.......................................14
     Fixed Account Policy Value..................15
     Foreclosure............................................16
     Increase in Face Amount.......................19
     Lapse......................................................10
     Loans on Policy.....................................16
     Misstatement of Age or Sex.....................8
     Monthly Insurance Protection Charge.....5
     Net Death Benefit................................18
     Net Investment Factor............................13
     Owner......................................................9
     Paid-Up Insurance Option......................20
     Partial Withdrawals................................17
     Payment Options....................................21
     Policy Value...........................................11
     Postponement of Payment......................17
     Preferred Loan Option...........................16
     Premium Grace Period......................... 10
     Premiums................................................10
     Protection of Benefits...............................8
     Reinstatement.........................................11
     Right to Contest Policy...........................8
     Right to Examine....................................1
     Suicide Exclusion....................................8
     Surrender..............................................16
     Transfers...............................................15
     Valuation Dates and Periods.................14
     Variable Account.................................13
     Variable Account Policy Value............13

Form 9031-97                                                             TA
                                                                4
         Form 9031-97                                                     TA

Who is Insured and For How
 Much?
---------------------

                                 Owner's Name:  John Doe

                               Insured's Name:  John Doe

                       Insured's Age at Issue:  35

                           Underwriting Class:  Standard Male Non-Smoker

                                Policy Number:  12345

                          Initial Face Amount:  $100,000

                                Date of Issue:  June 1, 1997

                      Monthly Processing Date:  On the 1st day of each month

                      Your Final Payment Date: June 1, 2062. Coverage will expire prior to the final payment date if the surrender value is insufficient to continue coverage to such date. Please refer to the Premium Grace Period and Policy Lapse provision on page 10 for more information.
     The Death Benefit Option You Have Chosen:
                                                Level Death Benefit Option - The
                                                death  benefit  will be the face
                                                amount  of  your  policy  if the
                                                insured  dies on or  before  the
                                                Final   Payment   Date.  As  the
                                                policy  value   increases,   the
                                                insurance    protection   amount
                                                decreases,   keeping  the  death
                                                benefit   level.   (  But,   see
                                                Required Minimum Amount of Death
                                                Benefit provision on page 19.)
-
           Additional Insurance Benefits

           Living Benefits Rider
           Waiver of Payment Rider
           Children's Insurance Rider
           Guaranteed Insurability Rider
           Guaranteed Death Benefit Rider

           Your Maximum Payment

           Federal tax laws limit the amount you may pay into your policy. These limits are based upon the amount
   Guideline Single Premium: $14,733.71
           of your insurance coverage and your age, sex, and underwriting class at the date the policy is issued.
 Guideline Level Premium: $1,289.52
           They are called Guideline Premiums. Your payments may not exceed the greater of the guideline single premium or the total of the guideline level premiums.

The Charges You Will Pay


     Payment Expense Charge: [ 4%] of each payment to cover federal, state and local taxes, and certain sales and administrative costs; see page 11. We reserve the right to increase or decrease this charge to reflect changes in federal, state and local taxes.


     Monthly Insurance Protection Charge:  See pages 5 and 12.


     Surrender Charge for Initial Face Amount: If you surrender this policy during the first 10 policy years, you will be charged a surrender charge as shown below:

     Year                        Surrender Charge
       --------------------------- ----------------------------

       1                           $1,276
       2                           $1,148
       3                           $1,020
       4                           $893
       5                           $765
       6                           $638
       7                           $510
       8                           $382
       9                           $255
       --------------------------- ----------------------------
      10                           $127

     Partial Withdrawal Transaction Charges: If you withdraw part of your funds, you will pay a transaction charge of $25 or 2% of the amount withdrawn, whichever is less. You may also pay a charge of 5% on any "excess" withdrawal; this charge will not be higher than the surrender charge; see page 16.

     Change in Face Amount: If you increase the face amount of this policy, you will pay a $40 transaction charge. If you decrease the face amount of this policy, you will pay $40 plus part of the surrender charge; see page 19.


     Statement of Projected Values Charge: You may be charged a fee of u to $25 if you request a statement of projected values.

     Allocation Change Charges: You may be charged a fee of up to $25 if you change the sub-accounts from which monthly insurance protection charges are deducted. You may also be charged a fee of up to $25 if you change your allocations for net payments.

     Transfer Charge: You may make 12 transfers in any policy year free of charge. After 12 transfers, you may be charged up to $25 to transfer funds from one account to another; see page 15.

     Variable Account Mortality and Expense Risk Charge: You will be assessed a daily charge on the daily net asset value of the Variable Account for the mortality and expense risks assumed by us. This daily charge is currently at a rate equivalent to [.65%] on an annual basis and may not exceed a rate equivalent to .80% on an annual basis.

     Variable Account Administration Charge: You will be charged a daily charge at a rate equivalent to .15% on an annual basis on the daily net asset value of the Variable Account for a period not to exceed 20 policy years.

     Minimum Monthly Payment: A monthly amount of $43.40 is used to determine if your policy will lapse within 48 months of the date of issue of your policy. If you increase or decrease the face amount, add or delete a rider, or change the smoking class of the policy this monthly amount will change. The new amount will be used to determine if your policy will lapse within 48 months of the date of issue, except that if you increase the face amount of the policy, the new amount will be used to determine if your policy will lapse within 48 months of the date of the face amount increase.

            Your Monthly Insurance Protection Charges are Guaranteed
                     Never to Go Higher Than the Following:


                    Insurance                 Waiver of                              Insurance                    Waiver of
             Protection Rate ($) Per           Payment                        Protection Rate ($) Per              Payment
   Age               $1,000              Rate ($) Per $1,000        Age               $1,000                 Rate ($) Per $1,000
----------- -------------------------- ------------------------- ----------- -------------------------- -------------------------
----------- -------------------------- ------------------------- ----------- -------------------------- -------------------------

   [35                0.14                       0.05                70                 2.94
    36                0.14                       0.05                71                 3.26
    37                0.15                       0.05                72                 3.63
    38                 0.16                      0.05                73                 4.05
    39                0.17                       0.05                74                 4.54
    40                0.19                       0.05                75                 5.06
    41                0.20                       0.06                76                 5.62
    42                0.22                       0.06                77                 6.21
    43                0.23                       0.06                78                 6.83
    44                0.25                       0.06                79                 7.49
    45                0.27                       0.06                80                 8.22
    46                0.29                       0.07                81                 9.05
    47                0.32                       0.07                82                 9.99
    48                0.34                       0.08                83                11.07
    49                0.37                       0.08                84                12.26
    50                0.41                       0.09                85                13.55
    51                0.44                       0.10                86                14.91
    52                0.48                       0.11                87                16.34
    53                0.53                       0.12                88                17.80
    54                0.59                       0.13                89                19.33
    55                0.65                       0.15                90                20.94
    56                0.72                       0.17                91                22.66
    57                0.79                       0.18                92                24.57
    58                0.87                       0.20                93                26.76
    59                0.96                       0.22                94                29.63
    60                1.06                       0.14                95                33.93
    61                1.17                       0.14                96                41.27
    62                1.29                       0.14                97                56.03
    63                1.43                       0.14                98                83.33
    64                1.60                       0.14                99                83.33]
    65                1.78
    66                1.97
    67                2.18
    68                2.41
    69                2.66
----------- -------------------------- ------------------------- ----------- --------------------------



                                                  Paid Up Insurance Table
                                          Table of Guaranteed Net Single Premiums
                                                  Per $1,000 of Insurance

       ----------------------------- ------------------------------ ------------------------------ ------------------------------

                   Age                  Net Single Premium ($)                   Age                  Net Single Premium ($)
       ----------------------------- ------------------------------ ------------------------------ ------------------------------
       ----------------------------- ------------------------------ ------------------------------ ------------------------------

                   [35                          197.08                           70                           624.87
                    36                          204.57                           71                           639.93
                    37                          212.41                           72                           654.65
                    38                          220.53                           73                           669.34
                    39                          228.93                           74                           683.74
                    40                          237.63                           75                           697.71
                    41                          246.55                           76                           711.28
                    42                          255.81                           77                           724.44
                    43                          265.32                           78                           737.25
                    44                          275.20                           79                           749.77
                    45                          285.38                           80                           762.04
                    46                          295.87                           81                           774.03
                    47                          306.69                           82                           785.69
                    48                          317.79                           83                           796.94
                    49                          329.27                           84                           807.66
                    50                          341.07                           85                           817.83
                    51                          353.13                           86                           827.45
                    52                          366.57                           87                           836.59
                    53                          378.32                           88                           845.35
                    54                          391.35                           89                           853.90
                    55                          404.60                           90                           862.38
                    56                          418.12                           91                           870.99
                    57                          431.87                           92                           879.97
                    58                          445.87                           93                           889.58
                    59                          460.11                           94                           900.15
                    60                          474.57                           95                           911.96
                    61                          489.21                           96                           925.13
                    62                          504.03                           97                           939.68
                    63                          519.02                           98                            955.52
                    64                          534.12                           99                           973.33]
                    65                          549.22
                    66                          564.33
                    67                          579.47
                    68                          594.62
                    69                          609.75

       ----------------------------- ------------------------------ ------------------------------ ------------------------------


                                                            21
         Form TA1031-97
                                                   Important Definitions

Age means how old the insured is on the birthday closest to the date of issue and, subsequently, to the policy anniversary.

Assignee is the person to whom you have transferred your ownership of this policy.

Company means Transamerica Occidental Life Insurance Company, also referred to as we, our, and us. Our telephone number is [1-800-782-8315].

Date of issue is stated on page 3. Policy months, years and anniversaries are measured from this date.

Evidence of insurability is the information, including medical information, that we use to decide whether to issue the requested coverage, to determine the underwriting class for the person insured, or to determine whether the policy may be reinstated.

Face amount is the amount of insurance you elect to buy in the application or enrollment form and which we agree to issue. The face amount is shown on page 3 of the policy. The death benefit is based on the face amount; see the Net Death Benefit provisions beginning on page 18.

Final payment date is the policy anniversary nearest the insured's 100th birthday. No payments may be made by you after this date. No monthly insurance protection charges will be deducted from the policy value after this date. Generally, the net death benefit after this date will equal 101% of the policy value minus any outstanding loan, except as otherwise provided in the Guaranteed Death Benefit Rider.

Insurance protection amount is the death benefit minus the policy value.

Maturity Date is the policy anniversary nearest age 115.

Monthly insurance protection charge is the amount of money we deduct from the policy value each month to pay for the insurance and any riders; see page 12 for more details.

Monthly processing date is the day of the month the monthly insurance protection charge is deducted from the policy value. This date is shown on page 3.

Net payment is your payment to us less the payment  expense charge shown on page
4.

Outstanding loan means all unpaid policy loans plus interest due or accrued on such loans.


Policy change means any change in the face amount, the underwriting class, the addition or deletion of a rider, or a change in the death benefit option.

Policy value is the sum of the values in the Variable Account and the Fixed Account.

Premium means a payment you must make to keep the policy in force.

Variable Life Service Center means our office located at 440 Lincoln St., P.O. Box 3800, Worcester, MA 01653.

Pro rata refers to an allocation among the sub-accounts of the Variable Account and the Fixed Account. A pro rata allocation will be in the same proportion that the policy value in each sub-account of the Variable Account and the policy value in the Fixed Account have to the total policy value net of any outstanding loans.

Rider is an optional benefit which may be added to your policy and which may require an additional charge.

Specification pages contain information specific to your policy, and are located after the Table of Contents in your policy.

Sub-accounts are subdivisions of the Variable Account investing exclusively in the shares of one or more Funds.

Surrender Value is the policy value less any surrender charges and less any outstanding loans.

Underwriting class means the insurance risk classification that we assign to the insured based on the information in the application or enrollment form and any other evidence of insurability we obtain. The insured's underwriting class affects the monthly insurance protection charge and the amount of the payments required to keep the policy in force.

Written request is a request you make in writing in a form which is satisfactory to us and which is filed at our Variable Life Service Center.

You or your means the owner of this policy as shown in the application or in the latest change filed with us.

                               General Provisions

Entire Contract: We have issued this policy in consideration of the application and your initial premium payment. A copy of the application is attached and is a part of this policy. The entire contract also includes: a copy of any application to increase the face amount or to change to a different underwriting class; any new specification pages; and any supplemental pages. The policy, including the application and any endorsements and riders, forms our contract with you.

All statements made by or for the insured will be considered representations and not warranties. We will not use any statements made by or for the insured to deny a claim unless the statement is in an application and an application is attached to this policy when it is issued or delivered. Our representatives are not permitted to change this policy or extend the time for paying premiums. Only our President or a Vice President together with our Secretary may change the provisions of this policy, and then only in writing.

Our Right to Contest the Policy is Limited: A contest is any action taken by us to cancel your insurance or deny a claim based on untrue or incomplete answers in your application. Except for fraud or nonpayment of premiums, this policy will be incontestable after it has been in force during the lifetime of the insured for two years from the date of issue. This provision does not apply to any riders providing benefits specifically for disability or death by accident.

If the policy's total face amount is increased, or the underwriting class is changed at your request, we cannot contest the increase or change after it has been in force for 2 years from the effective date and the insured is alive.

Nonparticipating:   No insurance dividends will be paid on this policy.

Adjustment of Cost Factors: We determine the monthly insurance protection charge and Fixed Account interest rates which are used to calculate the policy value, subject to the guarantees noted in this policy.

We will determine the rate for the monthly insurance protection charge for each policy month on the monthly processing date for that policy month. The monthly insurance protection rates will depend on: the insured's gender; the insured's smoking status; the insured's class of risk; the number of years that the policy has been in force; and the insured's age.

A table of guaranteed maximum monthly insurance protection charge rates for the base policy is shown on page 5. We may use rates lower than the guaranteed maximum monthly insurance protection charge rates. We will never use higher rates.

Any change in the rates for monthly insurance protection charges will apply to all policies in the same underwriting class, will be prospective, and will be based on our expectations as to future cost factors. Such cost factors may include, but are not limited to: mortality expenses, interest, persistency, and any applicable federal, state and local taxes.

Suicide Exclusion: If the insured dies by suicide, while sane or insane, within two years from the date of issue, we will be liable only for the amount of payments made to us less any outstanding loans and amounts withdrawn. If the face amount is increased at your request, and then the insured commits suicide within two years, while sane or insane, we will not pay the increased amount. Instead the beneficiary will receive the monthly insurance protection charges paid for this increase, plus any net death benefit otherwise payable.

Misstatement  of Age or Sex:  If the  insured's  age or sex is not  correctly stated,  we will  adjust the death  benefit.
This amount will be:

o     the policy value, plus

o the insurance protection amount that would have been purchased by the last monthly insurance protection charge using the correct age and sex.

No adjustment will be made if:

o     the insured dies after the final payment date; or

o the underwriting class is unisex and there has been a misstatement only of sex.

Protection of Benefits: To the extent allowed by law, the benefits provided by this policy cannot be reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate or encumber the policy value or benefit unless you give them this right.

Periodic  Report:  We will  mail a report  to you at your  last  known  address at least once a year. This report will provide the following information:

o     death benefit;

      policy values in each sub-account and in the Fixed Account;

      the value of the policy if it is surrendered;

      payments made by you and the monthly insurance protection charges deducted by us since the last report; and

o outstanding loan and any other information required by law.

Termination of Policy -- This policy will terminate at the earliest of:

1. The date we receive your written request to surrender or terminate;

2.   The Maturity Date; or

3. The date of lapse or foreclosure.

                    Information About You and the Beneficiary

Owner: The insured is the owner of this policy unless another person (which could include a trust, corporation, partnership, etc.) is named as owner in the application. The owner may change the ownership of this policy without the consent of any beneficiary. Whenever the face amount of insurance is increased, the insured must agree.

Assignment: You may change the ownership of this policy by sending us a written request. An absolute assignment will transfer ownership of the policy from you to another person called the assignee.

You may also assign this policy as collateral to a collateral assignee. The limitations on your ownership rights while a collateral assignment is in effect are specified in the assignment.

We will not be bound by an assignment unless it has been recorded at our Variable Life Service Center. When recorded, it will take place as of the date it was signed by you. Any rights created by the assignment will be subject to any payments made or actions taken by us before the change is recorded. We are not responsible for assuring that any assignment or any assignee's interest is valid.

Beneficiary: The beneficiary is the person you name to receive the net death benefit. The beneficiary's interest will be affected by any assignment you make. If you assign this policy as collateral, all or a portion of the net death benefit will first be paid to the collateral assignee; any money left over from the amount due the assignee will go to those otherwise entitled to it.





Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary at any time by written request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this policy. Unless you have asked otherwise, this policy's beneficiary will be revocable.

Any change of the beneficiary must be made while the insured is living. This change will take place on the date the request is signed, even if the insured is not living on the day we receive it. Any rights created by the change will be subject to any payments made, or actions taken, before we receive the written request.

If a beneficiary dies before the insured, his or her interest in this policy will pass to any surviving beneficiaries in proportion to their share in the net death benefit, unless you have requested otherwise. If all beneficiaries die before the insured, the net death benefit will pass to you or your estate.

Common Disaster Option: The common disaster option may be elected in the application or later by written request. If the common disaster option is in effect on the date of the insured's death, the beneficiary must be alive a certain number of days following the insured's date of death in order to be entitled to receive a benefit; otherwise we will pay the net death benefit as though the beneficiary died before the insured. The number of days which the beneficiary must live after the insured's death is selected by you when you elect the common disaster option.

                     What You Should Know About the Premiums

Premiums: This policy will not be in force until the first full premium is paid to us. Additional payments may be made to us at any time through the final payment date, but before the date of death of the insured or the date the paid-up insurance option is exercised. Payments must be sent either to our Variable Life Service Center or to our authorized representative.

If you request it in writing, we will send you a signed receipt after payment. The payment amount which must be paid to keep the policy in force is described in the Premium Grace Period and Policy Lapse provision.

Maximum Payment Limits: We may limit the amount you pay to us in any policy year. This limit will not be less than the guideline level premium; however, the sum of all payments made from the issue date, minus any partial withdrawals, may not be more than the greater of:

o         the guideline single premium, or

o         the sum of the guideline level premiums on the date of   payment.


The guideline premium limits are shown on page 3. These premium limitations will not apply if they prevent you from paying us enough to keep the policy in force.

Guideline premium limits are determined according to rules in the federal tax law, and will be adjusted as that law changes.

If the payments made exceed the amount allowable for this policy to continue to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code and the regulations thereunder, as applicable to this policy from time to time, we will remove the excess amount of payments made from the policy, with interest. Such an excess amount could occur, for example, as a result of a partial withdrawal or other change in the benefits or terms of the policy, since the guideline premium limit allowable for the policy may be reduced. The portion of the payment that cannot be accepted as premium will be applied first against any outstanding policy loans. We will refund to you any excess amount (including interest) not later than 60 days after the end of that policy year.

The amount refundable will not exceed the surrender value of the policy. If the entire surrender value is refunded, we will treat the transaction as a full surrender of your policy.



Premium Grace Period and Policy Lapse: We will send you a notice if your payments and surrender value are not enough to keep the policy in force. Your policy will continue for 62 days from the date contained in the notice, which is the grace period.

The first day of the grace period is called the date of default. We will send the notice to your last known address, or to the person you name to receive this notice, showing the due date and the amount of premium you must pay to keep the policy in force.

The date when the grace period begins and the amount you must pay depends on how long the policy has been in force and whether there have been any increases in the face amount.

Beginning on the date this policy is issued or the effective date of any increase in the face amount, whichever is later, and continuing for the next 47 monthly processing dates, the grace period will begin when both the following conditions occur:

(a)      the surrender value is less than the amount needed to    pay the next
monthly insurance protection charge; and

(b) the sum of the payments made minus any outstanding loans, partial withdrawals and withdrawal charges since the latest of the following three dates:

         o     the date this policy is issued, or

         o     the effective date of any increase in the face      amount, or

         o the date of any policy change which changes the minimum monthly payment;

         is less than the minimum monthly payment multiplied by the number of months which have elapsed since that date.

Thereafter, the grace period will begin if the surrender value on a monthly processing date is less than the amount needed to pay the next monthly insurance protection charge plus any loan interest accrued.

The minimum monthly payment, which is shown on page 4, may change if the policy is changed; it will be listed in new specification pages provided to you.

The death benefit during the grace period will be reduced by any overdue charges. The policy will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The policy terminates on the date of lapse.

Reinstatement: If this policy has lapsed or has been foreclosed for failure to pay loan interest, and has not been surrendered, it may be restored (called "reinstated" in this policy) within three years after the date of default or foreclosure and before the Maturity Date. We will reinstate the policy on the monthly processing date following the day we receive all of the following items:

o         a written application for reinstatement,

o         evidence of insurability satisfactory to us, and

o         a payment large enough to keep the policy in force for   three months.

You may repay or reinstate any outstanding loan on the date of default or foreclosure.

Your reinstatement premium will be allocated to the Fixed Account until we approve your application, at which time we will transfer the reinstatement premium, plus accrued interest, as you directed in your last payment allocation request.

The date of reinstatement is the later of the date we approve the reinstatement application or the date the payment required to reinstate this policy is received by us. The policy value on the reinstatement date is:

o         the net payment to reinstate the policy, including the   interest
     earned from the date we received your
payment; plus


o an amount equal to the policy value less any outstanding loan on the default date, to the extent that the outstanding loan is less than the surrender charge on the reinstatement date; less

o         the monthly insurance protection charge due on thereinstatement date.

The surrender charge on the reinstatement date is the charge which would have been in effect if the policy had remained in force from the date it was issued.

Reinstatement of Paid-Up Insurance: If this policy is in force as paid-up insurance and later terminates for failure to pay policy loan interest, the paid-up insurance may be reinstated during the insured's lifetime, but no more than three years after the date of foreclosure and before the Maturity Date, by providing us with the following:

o         evidence of insurability satisfactory to us;  and

o payment or reinstatement of the outstanding loan on the date of the default. Interest is payable on this outstanding loan from the date of termination to the date of reinstatement at the interest rate of 8% per year.

The date of reinstatement is the later of the date we approve the reinstatement application or the date the payment required to reinstate this policy is received by us. The death benefit of the reinstated paid-up insurance will be the same as the death benefit on the date of termination.

                   Information About the Value of Your Policy

Net Payment and Allocation of New Payments: A net payment is a payment made to us reduced by the payment expense charge. This charge is based, in part, on local, state and federal taxes we must pay. The charge is shown on page 4.

Each net payment will be added to the policy value. The policy value consists of the total of the values in the Variable Account and the Fixed Account.

You may allocate the net payment to:

o any of the sub-accounts which are available at the time the payment is made; and/or

o         the Fixed Account.

The Company reserves the right to limit the number of sub-accounts which are available at one time, but in no event will this be less than
7. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. A processing charge may be made for changing the net payment allocation. The maximum charge allowed is shown on page 4, " Allocation Change Charges."

Allocation of Initial Payments: If you make a payment with your application or at any time before the policy is approved for issue by us, we may put that net payment into the Fixed Account on the date we receive it at our Variable Life Service Center. Not later than two days after the date this policy is approved for issue by us, the policy value you elected to allocate to the Variable Account will be transferred from the Fixed Account to either the sub-accounts you have selected or to the Money Market sub-account. In any event, we will transfer any Variable Account policy values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this policy and request a refund of your payments.

Monthly Insurance Protection Charge: Beginning on the date this policy is issued, and through the final payment date, we will deduct a monthly insurance protection charge from the policy value. Except as otherwise prescribed in the paid-up insurance option, you may choose a sub-account from which this monthly charge will be deducted. If you do not make a choice, we will deduct the charge pro rata. If the sub-account you choose does not have enough funds to cover the charge, we will deduct the charge as if you had not made any choice. We reserve the right to charge for changes made to the sub-accounts from which monthly insurance protection charges are deducted. The maximum charge allowed is shown on page 4, "Allocation Change Charges."

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that we use the most recent payments to pay the fees.

The monthly insurance protection charge equals the sum of the charges that apply to:

o         the initial face amount, plus

o         each increase in the face amount, plus

o         any rider benefits.

We will determine the monthly insurance protection charge each month. Any changes in this charge will apply to all policies in the same underwriting class. If you decrease the face amount of the policy, we will adjust the monthly insurance protection charge according to the Benefit Change provision on page 19.

The monthly insurance protection charge for the initial face amount will not be more than (1) multiplied by (2) where:

     (1) is the insurance protection rate shown for the insured's age in the Table on page 5; and

     (2) is the initial face amount divided by 1,000.

For the purposes of this calculation, if the Level Death Benefit Option (see page 19) is in effect, the initial face amount will be reduced by the policy value, minus charges for rider benefits at the beginning of the month, but not less than zero.

If you increase the face amount, the monthly insurance protection charge for the amount of the increase will not be more than (3) multiplied by (4) where:

     (3) is the insurance protection rate applicable to the increased face amount for the insured's age; and

     (4) is the amount of the increase in the face amount divided by 1,000.

For purposes of this calculation, if the Level Death Benefit Option is in effect and the policy value is higher than the initial face amount, the excess policy value, minus charges for rider benefits at the beginning of the month, will be used to reduce any increases in the face amount in the order in which the increases were issued.

If the death benefit is the "guideline minimum death benefit" required for the policy to qualify as life insurance under the federal tax law ( see page 19), the monthly insurance protection charge for the portion of the death benefit which exceeds the face amount (i.e., initial face amount plus any increases) will not be higher than (5) multiplied by (6) divided by 1,000 where:

     (5) is the insurance protection rate applicable to the initial face amount; and

     (6) is the death benefit less:

         o          the greater of the face amount or the  policy        value
  if the Level Death Benefit Option is in
         effect, or

                 o the face amount plus the policy value, if the Adjustable Death Benefit Option (see page 19)
         is in effect.

Insurance Protection Rates: The cost of insurance rate includes an expense factor and a mortality factor. The expense factor covers a portion of our acquisition costs, taxes, and administrative expenses. The mortality factor is based on the insured's:

o         age,

o sex (unless this policy is issued in a unisex class as indicated on the specification pages); and

o         underwriting class.

The guaranteed rates are based on:

o the Commissioners Ultimate 1980 Standard Ordinary Mortality Table, Male, or Female, or Table B for unisex risks (Smoker or Non-Smoker versions of these tables are used if the insured is over 17 years of age on the date of issue), and

o         appropriate increases in such tables for non-standard         risks.

The insurance protection rates actually charged will never be higher than the guaranteed rates. We will review the actual insurance protection rates for this policy whenever we change .

these rates for new policies.  In any event, rates will be
 reviewed not more often than once each year, but not less than once in a five-year period.

                 What You Should Know About the Variable Account

Variable Account: The value of your policy will vary if it is funded through investments in the sub-accounts of the Variable Account. This account is separate from our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business we conduct.

This account, which we established to support variable life insurance policies, is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of California.

This account has several sub-accounts. Each sub-account invests its assets in a separate series of a registered investment company (called a "Fund"). We reserve the right, when the law allows, to change the name of the Variable Account or any of its sub-accounts. You will find a list in your application of the sub-accounts in which you may invest.

Variable Account Policy Value: Not later than two days after the date this policy is approved for issue by us, the policy value you elected to allocate to the Variable Account may be transferred from the Fixed Account to either the sub-accounts you have selected or to the Money Market sub-account. We will transfer the Variable Account policy values from the Money Market sub-account to the sub-accounts you have selected not later than the expiration of the period during which you may exercise your right to examine this policy and request a refund of your payments. Net payments made thereafter which are allocated to the sub-accounts will purchase additional units of the sub-accounts.

The number of units purchased in each sub-account is equal to the portion of the net payment allocated to the sub-account, divided by the value of the applicable unit as of the valuation date the payment is received at our Variable Life Service Center or on the date value is transferred to the sub-account from another sub-account or the Fixed Account. If we receive your payment on a date which is not a valuation date, we will use the value of the applicable unit on the first valuation date following the date we receive your payment to determine the number of units that the net payment will purchase.

The number of units will remain fixed unless (1) changed by a subsequent split of unit value, or (2) reduced because of a transfer, policy loan, partial withdrawal, withdrawal charge, transaction charge, monthly insurance protection charge deduction, surrender or surrender charge allocated to the sub-account. Any transaction described in (2) will result in the cancellation of a number of units which are equal in value to the amount of the transaction. On each valuation date we will value the assets of each sub-account in which there has been activity. The policy value in a sub-account at any time is equal to the number of units this policy then has in that sub-account multiplied by the sub-account's unit value. The value of a unit for any sub-account for any valuation period is determined by multiplying that sub-account's unit value for the immediately preceding valuation period by the net investment factor for the valuation period for which the unit value is being calculated. The unit value will reflect the investment advisory fee and other expenses incurred by the registered investment companies.

Net Investment Factor: This measures the investment performance of a sub-account during the valuation period that has just ended. The net investment factor is the result of (a) plus (b), divided by (c), minus (d) and minus (e) where:

     (a) is the net asset value per share of a Fund share held in the sub-account determined at the end of the current valuation period,

     (b) is the per share amount of any dividend or capital gain distributions made by the Fund on shares held in the sub-account if the "ex-dividend" date occurs during the currenvaluation period,

     (c) is the net asset value per share of a Fund share held in the sub-account determined as of the end of the immediately preceding valuation period;

     (d) is a charge for mortality and expense risks in the valuation period. The current mortality and expense risk charge is shown on the specification pages. The mortality and expense risk charge may be increased or decreased, but it will never exceed the maximum rate shown on the specification pages; and

     (e) is an administration charge for the valuation period. The current administration charge is shown on the specification pages. The administration charge may be decreased, but will never exceed the rate shown on the specification pages. The administration charge period will not exceed 20 policy years.

Since the net investment factor may be more or less than one, the unit value may increase or decrease. You bear the investment risk. We reserve the right (subject to any required regulatory approvals) to change the method we use to determine the net investment factor.

Valuation Dates and Periods: A valuation date is each day that the New York Stock Exchange (NYSE) is open for business and any other day in which there is enough trading in the Variable Account's underlying portfolio securities to materially affect the value of the Variable Account. A valuation period is the period between valuation dates.

Addition, Deletion or Substitution of Investments: We may not change the investment policy of the Variable Account without the approval of the Insurance Commissioner of California. This approval process is on file with the Insurance Commissioner of your state.

We reserve the right, subject to compliance with applicable law, to add to, delete from, or substitute for the shares of a Fund that are held by the Variable Account or that the Variable Account may purchase. We also reserve the right to eliminate the shares of any Fund if they are no longer available for investment, or if we believe investing more in any eligible Fund is no longer appropriate for the purposes of the Variable Account.



We will notify you before we substitute any of your shares in the Variable Account. However, this will not prevent the Variable Account from buying other shares of underlying securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts if holders request it, subject to compliance with any state or federal requirements.

We reserve the right to establish other sub-accounts, and to make them available to any class or series of policies as we think appropriate. Each new sub-account would invest in a new investment company or in shares of another open-end investment company. We also reserve the right to eliminate or combine existing sub-accounts of the Variable Account and to transfer the assets between sub-accounts, when allowed by law.

If we make any substitutions or changes that we believe are necessary or appropriate, we may make changes in this policy by written notice to reflect the substitutions or changes. If we think it is in the best interests of our policy owners, we may operate the Variable Account as a management company under the Investment Company Act of 1940, or we may de-register it under that Act if the registration is no longer required. We may also combine it with other separate accounts.

Federal Taxes: If we must pay taxes on the Variable Account, we will charge you for that tax. Although the account is not now taxable, we reserve the right to make a charge for taxes if the account becomes taxable.

Splitting of Units: We reserve the right to split the value of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on policy benefits.

                  What You Should Know About the Fixed Account

Fixed Account: The Fixed Account is a part of our General Account. The General Account consists of all assets owned by us, other than those in the Variable Account and other separate accounts. Except as limited by law, we have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer funds into the Fixed Account.

Fixed Account Interest Rates: The interest rates credited to the policy value in the Fixed Account are set by us, but will never be less than 4% per year. We may establish higher interest rates, and the initial interest rates and the renewal interest rates may be different.

o Net payments allocated to the Fixed Account will be credited at the initial interest rate in effect on the day we receive your payment at our Variable Life Service Center, and the initial interest rate is guaranteed until the next policy anniversary unless you borrow from that policy value.

o Funds transferred from a sub-account of the Variable Account to the Fixed Account will be credited with interest at the initial interest rate in effect on the valuation date of the transfer, and the initial interest rate is guaranteed until the next policy anniversary unless you borrow from that policy value.

o Policy values in the Fixed Account on the policy anniversary will be credited with interest at the renewal interest rate in effect on the policy anniversary, and the renewal interest rate is guaranteed for one year so long as those values remain in the Fixed Account and are not borrowed.

o The interest rate we use for that portion of the policy value that equals the outstanding loan will be at least 6% per year. The interest rate will be higher if the policy qualifies under the Preferred Loan provision; see page 16.

Fixed Account Policy Value: On each monthly processing date, the policy value of the Fixed Account is:

o the policy value in this account on the preceding monthly processing date increased by one month's interest, plus

o net payments received since the last monthly processing date which are allocated to the Fixed Account plus the interest accrued from the date the payments are received by us, plus

o Variable Account policy value transferred to the Fixed Account from any sub-accounts since the preceding monthly processing date, increased by interest from the date the policy value is transferred, minus

o policy value transferred from the Fixed Account to a sub-account since the preceding monthly processing date and interest accrued on these transfers from the transfer date to the monthly processing date, minus

o partial withdrawals from the Fixed Account, partial withdrawal transaction charges and withdrawal charges since the last monthly processing date, and interest accrued on these withdrawals and charges from the withdrawal date to the monthly processing date, minus



o any transaction charges allocated to the Fixed Account for any changes in the face amount since the last monthly processing date and interest accrued on such charges to the monthly processing date, minus

o the portion of the monthly insurance protection charge allocated to the policy value in the Fixed Account.

During any policy month, the Fixed Account policy value will be calculated on a consistent basis. In no event will the Fixed Account policy value be less than the guaranteed cash value shown in the Paid-Up Insurance Table after the paid-up option has been exercised.

Basis of Value of the Fixed Account: We base the minimum surrender value in the Fixed Account on the Commissioners Ultimate 1980 Standard Ordinary Mortality Table, Male or Female or Table B for unisex risks (or appropriate increases in such tables for rated risks) with interest at 4% each year, compounded annually; however, if the insured is over age 17 on the date of issue, the minimum surrender value is based on the Smoker or Non-Smoker versions of such tables. Actual policy values are based on interest and insurance protection rates that we set. We have filed a detailed description of the way we determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the states in which this policy is delivered.

                      What You Should Know About Transfers

While this policy is in force other than as paid-up insurance, you may transfer amounts between the Fixed Account and the sub-accounts or among sub-accounts, on request.

You may transfer, without charge, all or part of the policy value in the Variable Account to the Fixed Account once during the first 24 months after the policy is issued, and once during the first 24 months after you have increased the face amount in order to convert to a fixed-only product. If you do so, future payments will be allocated to the Fixed Account unless you specify otherwise. All other transfers are subject to the following rules, and will be permitted with our approval.

We will determine the minimum and maximum amounts that may be transferred according to the rules that are in effect at the time of the transfer.



We also reserve the right to limit the number of transfers that can be made in each policy year, and to set other reasonable rules controlling transfers.

If a transfer would reduce the policy value in a sub-account to less than the current minimum balance required for such accounts, we reserve the right to include the remaining value in the amount transferred.

You will not be charged for the first twelve transfers in a policy year, but a transfer charge of up to $25 may be made on each additional transfer. Any transfer charge will be deducted from the amount that is transferred. Transfers that result from a policy loan or repayment of a loan are not subject to these rules.

                     If You Want to Borrow from Your Policy

 This policy is the only security you need to borrow from it.

Amount You May Borrow: The total amount of loans you may have outstanding at any time is the loan value. Except as otherwise provided in the paid-up insurance option, the loan value in the first policy year is 75% of (a) minus (b) where:

     (a) is the policy value minus the surrender charge, and

     (b) is the monthly insurance protection charges and interest which will be due on the loan through the end of the policy year.

The loan value in the second  policy  year and any year after is 90% of the result of the policy value minus the surrender charge.

If you do not specify from which accounts you want to borrow, we will allocate the loan pro rata.

In order to secure the outstanding loan, we will transfer the policy value in each sub-account equal to the policy loan allocated to each sub-account to the Fixed Account.

Loan Interest: You will pay interest on your loan at an annual rate of 8%. Interest accrues daily, and is payable at the end of each policy year. Any interest that is not paid on time will be added to the loan principal and bear interest at the same rate. If this makes the principal higher than the policy value in the Fixed Account, we will offset this shortfall by transferring funds from the Variable Account to the Fixed Account. We will allocate the transferred amount pro rata among the sub-accounts in the same proportion that the value in each sub-account has to the total value in all of them.

Repaying the Outstanding Loan: You may repay any part of any outstanding loan at any time while the Insured is living before this policy lapses and before the Maturity Date. When you repay it, we will transfer the policy value that is in the Fixed Account to the various sub-accounts and increase the value in them. You may tell us how to allocate repayments, but if you do not, we will allocate them according to the most recent payment allocation choices you have made. Loan repayments made to the Variable Account cannot be higher than the amounts you transferred from it to secure the outstanding loan.

 If you wish to make a loan repayment, you must tell us that the payment you send us is for that purpose. Unless your payment is clearly marked as a loan repayment, we will assume it is a premium payment unless it is received after the final payment date. When we receive a loan repayment, we will apply it to the portion of the policy value that secures the loan. If the loan payment exceeds the loan balance, we will apply the balance as a premium payment.

Foreclosure: If at any time the amount of the outstanding loan is higher than the policy value, minus the surrender charge, we will terminate the policy. We will mail a notice of this termination to the last known address of you and any assignee. If the excess outstanding loan is not paid within 62 days from the date contained in the notice, the policy will terminate with no value. You may reinstate this policy according to the Reinstatement provision on page 11.

Preferred Loan Option: The preferred loan option is available after the 10th policy year. The guaranteed annual interest rate credited to the portion of the policy value securing a preferred loan is 7.5%.

After the 10th policy year, any outstanding loan will be treated as a preferred loan from that date forward, unless you revoke the preferred loan option on that outstanding loan. The interest credited to the portion of the policy value securing the non-preferred loans will not be less than 6% per year.

This option may be revoked by you at any time.

This option will be canceled if the Paid-Up Life Insurance Option is elected.

                  Details on Surrender and Partial Withdrawals

Surrender: You may cancel this policy and receive its surrender value as long as the insured is living on the date we receive your written request in our Variable Life Service Center. The policy will be canceled on that day. You may choose to receive the surrender value in a lump sum or under a payment option.




Surrender Value: Except as otherwise provided in the paid-up insurance option, the surrender value equals the policy value minus the outstanding loan and surrender charges.

You will find the surrender charge for the initial face amount on page 4. Any changes in this charge when you increase or decrease the face amount will be shown in new specification pages.

Partial Withdrawals: Partial withdrawals are not allowed during the first policy year or if your policy is in force as paid-up insurance. After the first policy year, you may withdraw part of the surrender value on written request. Each withdrawal must be at least $500. We will deduct a 2% partial withdrawal transaction charge (maximum $25) from the policy value each time you make a partial withdrawal.

We also may deduct a withdrawal charge from the policy value. However, a portion of the partial withdrawal will not be subject to the withdrawal charge. This amount equals (a) minus (b), where:

     (a) is 10% of the policy value on the date we receive the written request at our Variable Life Service Center, and

     (b) is the total of the withdrawals (or portions of them) made in the same policy year which were exempt from the withdrawal charge.

We will charge you on the balance of the withdrawal, called the "excess withdrawal." This charge is calculated by multiplying the excess withdrawal amount by 5%. The charge will never exceed the surrender charge in effect on the withdrawal date.

Your policy's surrender charge will be reduced by any withdrawal charges previously paid. There will be no "excess withdrawal" charge if no surrender charge applies to the policy on the withdrawal date.

The withdrawal charge will decrease existing surrender charges in the following order:

o     first, the most recent increase's surrender charge,

      second, the next most recent increase's surrender charges in succession, and

o     last, the initial face amount's surrender charge.

If you elected the Level Death Benefit Option, the face amount and policy value will be reduced by the amount of the partial withdrawal, and the policy value will be further reduced by the partial withdrawal transaction and withdrawal charges. The face amount will be decreased in the following order:

o     first, the most recent increase,



o     second, the next most recent increases in succession, and

o     last, the initial face amount.

If you elected the Adjustable Death Benefit Option, the policy value will be reduced by the amount of the partial withdrawal, plus the partial withdrawal transaction and withdrawal charges.

We will not permit a partial withdrawal if it reduces the face amount to less than $50,000.

If you do not allocate a partial withdrawal and its charges among the Fixed Account and each sub-account, we will allocate that amount pro rata.

Postponement of Payment:   We may postpone any transfer from the Variable
Account, or payment of any amount payable on:

o surrender, o partial withdrawal, o transfer, o policy loan, or o death of the insured.

The postponement will continue during any period when:

o trading on the NYSE is restricted as determined by the SEC, or the NYSE is closed for days other than weekends and holidays, or
o the SEC by order has permitted such suspension, or
o the SEC has determined that such an emergency exists that disposal of portfolio securities or valuation of assets is not reasonably practical.

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or policy loan from the Fixed Account for not more than six months from the day we receive your written request and, if it is required, your policy. If we postpone those payments for 30 days or more, the amount postponed will earn interest during that period at a rate of not less than 3% per year or such higher rate as required by law. We will not postpone payments to pay premiums on our policies.

 .

                  What You Should Know About the Death Benefit

                       Guideline Minimum Sum Insured Table

     Attained                             Attained
        Age            Percentage            Age            Percentage

    40 or less            250%               60                130%
            41            243%               61                128%
        42                236%               62                126%
        43                229%               63                124%
        44                222%               64                122%
        45                215%               65                120%
        46                209%               66                119%
        47                203%               67                118%
        48                197%               68                117%
        49                191%               69                116%
        50                185%               70                115%
        51                178%               71                113%
        52                171%               72                111%
        53                164%               73                109%
        54                157%               74                107%
        55                150%             75 - 90             105%
        56                146%               91                104%
        57                142%               92                103%
        58                138%               93                102%
        59                  134%           94-115              101%


   Net Death Benefit: If the insured dies before the Maturity Date and before the policy is terminated, we will pay the net death benefit. The net death benefit is equal to the death benefit reduced by certain amounts, as described below. The death benefit is determined as of the date we receive due proof of the insured's death at our Variable Life Service Center.
   Due proof of death is a valid death certificate or other evidence satisfactory to us.

   The amount of the net death benefit  depends  upon:  (1)
   whether the date the insured dies is after, or on or before, the final payment date; (2) whether the paid-up insurance option is in effect on the date of the insured's death; and (3) which death benefit option is in effect on the date of death of the insured.

   If the insured dies on or before the final  payment date
   and  the   paid-up   insurance   option   has  not  been
   exercised,  then the net death  benefit is determined by
   deducting  from the death  benefit under the Level Death
   Benefit  Option or the  Adjustable  Death Benefit Option
   (which  are   described   later)  the   following:   any
   outstanding  loan  and  monthly   insurance   protection
   charges due and unpaid through the policy month in which the insured dies, as well as any partial withdrawals and withdrawal charges.

   If the paid- up insurance option has been exercised before the insured's death, then the net death benefit is the paid-up insurance death benefit minus any outstanding loan; (see page 20).

   Except as otherwise provided in the Guaranteed Death Benefit Rider, if the insured dies after the final payment date and the paid-up insurance option has not been exercised, then the net death benefit will be equal to 101% of the policy value, minus any outstanding loan and minus any partial withdrawals and withdrawal charges.

   If the net death benefit is paid in a lump sum, interest will be earned at our declared interest rate for sums held on deposit, but not less than 2.5% per year, beginning on the date we receive notice of death at our Variable Life Service Center. We will pay a higher interest rate if required by state law. We will credit interest from an earlier date (for example, from the date of the insured's death) if required by state law.

Required Minimum Amount of Death Benefit:   This
policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes. The provisions of this policy (including any rider or endorsement) shall be interpreted to ensure such tax qualification, regardless of any language to the contrary.

At no time will the amount of the death benefit under the policy ever be less than the amount needed to ensure such tax qualification. To the extent that the death benefit is increased, appropriate adjustments will be made in any monthly insurance protection charges or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may be made by right of setoff against any death benefits payable.

The death benefit under this policy will not be less than the Guideline Minimum Sum Insured as specified in the tax code. This is calculated by multiplying the policy value by the percentage shown in the preceding table. The guideline minimum sum insured varies by attained age. The amounts shown in the table are determined to provide a death benefit at least as great as those in the federal tax law, and will be adjusted according to any changes in that law applicable to this policy.

Death Benefit Options: You have two options for determining the amount of the death benefit. The option you elected in your application is shown on page 3. These options are not available after the final payment date or if the policy is in force as paid-up insurance.

Under the Level Death Benefit Option, the death benefit is the greater of:

o     the face amount, or

o     the guideline minimum sum insured.

Under the Adjustable Death Benefit Option, the death benefit is the greater of:

o the face amount plus the policy value on the date we receive proof of death (we will refund monthly insurance protection charges deducted from the policy value after the insured's date of death), or

o       the guideline minimum sum insured.

You may change the death benefit option by making a written request. That change will be made on the next monthly processing date after we receive your request.

o If you change from the Level Death Benefit Option to the Adjustable Death Benefit Option, the face amount under the Adjustable Death Benefit Option will be equal to the death benefit under the Level Death Benefit Option, minus the policy value on the date of change.

o If you change from the Adjustable Death Benefit Option to the Level Death Benefit Option, the face amount will be equal to the death benefit under the Adjustable Death Benefit Option on the date of change.

You may not change your death benefit option more than once in any policy year, or if the change reduces the face amount to less than $50,000.

Benefit  Change:  You may increase or decrease the face amount of insurance if you make a written request during the insured's lifetime.

You may not change the face amount if it does not meet the minimum death benefit requirement set by federal tax law.

Increase:   To increase the face amount:

o you must complete our application and provide us with evidence of insurability satisfactory to us; and

o       the insured's age must not be over our maximum issue   age for new
insurance; and

o you must pay a $40 transaction charge, plus the net premium sufficient to keep the policy in force for two months if the surrender value is less than this amount.

This increased face amount will become effective on the first monthly processing date on, or following, the date that all the conditions are met. We will deduct the $40 transaction charge from the policy value on the effective date of increase. You may choose the sub-account from which these charges will be deducted; but if you do not choose, we will allocate the charges pro-rata. We will provide you new specification pages, including a Supplemental Monthly Insurance Protection Charge Table if the insured's underwriting class changes. These pages will include the following information:

o       effective date of the increase,

o       amount of the increase,

o       underwriting class,

o       new minimum monthly payment,

o       new guideline premiums, and

o       new surrender charges applicable to the entire  policy.

We reserve the right to set a limit on the minimum amount of an increase in the face amount. No increase may be less than our minimum limit in effect on the date we receive your request.

You may return the new specification pages to us by the later of ten days after receiving them or 45 days after you complete the "Application Form" which shows the amount of the increase. If you return these pages within the period described above, we will consider the increase void from the beginning. We will add the charges back to the policy value unless you request otherwise.
We will also cancel any surrender charge for the increase.

Decrease: You may decrease the face amount of the policy at any time. It will be effective on the first monthly processing date after we receive your written request. You must pay a $40 transaction charge. The face amount will be decreased or eliminated in the following order:

o       first, the most recent increase,

        second, the next most recent increases successively, and

o       last, the initial face amount.

We will deduct a $40 transaction charge and a surrender charge from the policy value on the date of the decrease. The surrender charge will be the surrender charge for the face amounts which are decreased or eliminated in the order as noted above.

You may choose the sub-account from which these charges will be deducted; but if you do not choose, we will allocate the charges pro rata.

We will provide you with new specification pages. These pages will include the following information:


        effective date of the decrease,

        amount of the decrease and the face amount remaining in force,

        new minimum monthly payment, if any,

        new guideline premiums, and

        new surrender charges applicable to the entire policy.

You may not decrease the face amount to less than $50,000. We reserve the right to establish a minimum limit on the amount of any decrease.

                                                     Paid-Up Insurance Option

Benefit: This is insurance, usually having a reduced face amount for the lifetime of the insured with no further premiums due. The amount of paid-up insurance is the amount that the surrender value can provide as a net single premium applied at the insured's age and underwriting class on the date this option is exercised. The paid-up insurance death benefit may not exceed the death benefit in effect on the date this option is exercised. In the event that the surrender value exceeds the net single premium for the death benefit on the date this option is exercised, the excess surrender value will be paid to you.

Basis of Values: The policy value and net single premium of the paid-up insurance meet the minimum standards which are set by state law. The net single premium is based on the Commissioners Ultimate 1980 Standard Ordinary Mortality Table, Smoker or Non-Smoker; Male or Female or Table B for unisex risks (or appropriate increases in such tables for non-standard risks). Interest will not be less than 4 1/2%. See page 6 for the table showing the guaranteed net single premiums per $1,000 of insurance.



Exercise of Option: The paid-up insurance option may be exercised by you on written request. Policy value in the Variable Account will be transferred to the Fixed Account on the date your written request to exercise this option is received in our Variable Life Service Center. We will issue supplemental specification pages that show the policy is paid- up effective as of the monthly processing date following receipt of the written request.

The supplemental specification pages will show:

o     the effective date of paid-up insurance,

o     the paid-up death benefit,

o     guaranteed cash surrender values, and

o     riders.

Effect on the Policy: After the policy becomes paid-up, no further payments may be made by you. You may not increase or decrease the face amount. You may not make partial withdrawals or transfer funds to the Variable Account; however, you may make policy loans or surrender the policy for its net cash value. Riders will continue only with our consent.



The guaranteed cash value of the paid-up insurance equals the net single premium for the paid-up insurance at the insured's attained age. The net single premium is determined on the same basis as is used for the purchase price of the paid-up insurance. The net cash value is the cash value less any outstanding loan. The loan value of paid-up insurance is the amount that, with interest at 8% per year, equals the cash value of the paid-up policy as of the next policy anniversary.

                                                                   24
        Form TA1031-97
                                                       Payment of Benefits

Payment Options: Upon written request, the surrender value or all or part of the net death benefit may be placed under one or more of the payment options offered by us at the time the request is made. If you make no election, we will pay the benefit in a single sum.
A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay us any amount that otherwise would be deducted from the net death benefit.


The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000. The periodic payment for any one payee must be at least $50.

Subject to the Owner and Beneficiary provisions, you may change any option selection before the net death benefit becomes payable. If you make no selection, the beneficiary may select an option when the proceeds become payable.

Summary:

Flexible Premium Variable Life Insurance Policy
Adjustable Sum Insured
Death Proceeds Payable at Death of Insured
Flexible Premiums Payable to the Final Payment Date
Coverage to the Maturity Date and Amount of Policy Value Not Guaranteed Nonparticipating.

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                           CHILDREN'S INSURANCE RIDER

This rider is part of the policy to which it is attached if it is shown in the specification pages. The insured under the policy is the insured under this rider. "Insured Child" is defined below.

                                                        Benefit

Benefit - The Company will pay the children's insurance benefit upon receipt of due proof that an Insured Child died while this rider was in force. The amount of the children's insurance benefit is shown in the specification pages. Unless requested otherwise, the beneficiary under this rider is the owner.

Insured Child Description - "Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

o is named in the application for this rider and on the date of the application has not reached his or her 18th birthday; or

o is acquired during the insured's lifetime after the date of the application but before such child's 18th birthday.

No child can be an Insured Child while under the age of 14 days. A person will cease to be an Insured Child on the policy anniversary nearest the earlier of the Insured Child's 25th birthday and/or the insured's 65th birthday.



Period of Term Insurance - The term insurance on each Insured Child will begin on the date of coverage under this rider if the child is an Insured Child on such date; otherwise the term insurance will begin on the date the Insured Child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an Insured Child.

Paid-Up Term Insurance - If the insured dies while this rider is in force, the term insurance in force on each Insured Child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an Insured Child. This rider may be surrendered at any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if this rider is surrendered within 30 days after a policy anniversary, the value will not be less than the net reserve on such anniversary. We will furnish a statement of the values for this rider upon request.

                                   Conversion

Conversion - You may convert the insurance on the life of an Insured Child if such request is made:

o within 60 days before the term insurance on the life of an Insured Child expires;

o     during the Insured Child's lifetime; and

o     while the rider is in force.

You may convert to a new policy issued by Transamerica Occidental Life Insurance Company. Evidence of insurability will not be required.

New Policy Description - The new policy will be issued:

o on any form of individual life insurance, other than term, being issued by us on the date of issue of the new policy;

o     on the life of the Insured Child only; and

o at the Insured Child's age and for the premium rates in effect on the date of issue of the new policy.

                                     (Over)



Form TA1096-97

                             Conversion (continued)

The sum insured may not be less than our minimum issue limit for the new policy. The sum insured may be up to 5 times the amount of insurance under this rider on the Insured Child. The new policy will not become binding unless the first premium is paid during the lifetime of the Insured Child and within 31 days after the expiration of the term insurance under this rider.


The date of issue of the new policy will be the day after the expiration of the term insurance under this rider.

The new policy will be subject to any assignments outstanding against this rider. Riders will be available on the new policy subject to evidence of insurability and consent of the Company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provision in this rider would have expired.

                                     General

Incontestability - Except for fraud or failure to pay the charges, this rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its date of issue. The insurance on any Insured Child named in the application cannot be contested after it has been in force, during the Insured Child's lifetime, for two years from the date of issue of this rider.

Misstatement of Age - If the age of a child has been misstated and if the child would not have been an Insured Child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child shall be repaid to the Company. If the age of the insured has been misstated, the termination date of the Insured Child's coverage will be based upon the insured's correct age.

Termination - Coverage under the rider will terminate on the first to occur of:



o     the end of the grace period of a required premium in default; or

o the termination or maturity of the policy except as provided in the Paid-Up Term Insurance provision; or

o     the day before the policy anniversary nearest the insured's age 65; or

o     the last day of the policy month in which you request the termination.

General - The specification pages (see page 3 of the policy) will show the date of issue of this rider.

Charges for this rider are payable as part of the monthly insurance protection charges due under this policy. The monthly charge is shown on page 5.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this rider is attached, unless a different date is shown here.
-------------------------------------------------------------------------
[GRAPHIC OMITTED]
-------------------------------------------------------------------------

-------------------------------------------------------------------------
[GRAPHIC OMITTED]
-------------------------------------------------------------------------




           Executive Vice President, General Counsel        President and CEO
           and Corporate Secretary






Form TA1096-97

Form TA1097-97
                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                          Guaranteed Insurability Rider

This rider is a part of the policy to which it is attached if it is shown in the specification pages of the policy. The insured under the policy is the insured under this rider.

Benefit - Subject to the terms of this rider, on each option date you may increase the face amount of insurance without evidence of insurability if written request is made:

                   during the lifetime of the insured; and
      while this rider and policy are in force.

Option Dates - The first option date for this rider is shown in the specification pages of the policy. Option dates will then occur on every second anniversary of the first option date until the policy anniversary nearest age 40 or until the fifth option date, whichever is later.

Exercise of Increase Option - Options may be exercised on the life of the insured not earlier than 60 days prior to, nor later than 31 days after, an option date. The specification pages of the policy show the "option amount" and the "total option amount". The total option amount is the maximum aggregate face amount of insurance which may be purchased through this rider. Each time the option to increase the face amount of insurance is exercised, the total option amount is reduced by the amount of the insurance purchased. The face amount which may be purchased at one time may not exceed the option amount or, if less, the total option amount remaining. The increased face amount may not be less than $10,000.

The insurance protection charges for the increased face amount will be calculated in the same manner as the charges for other increases in the face amount. The guaranteed insurance protection charges will not exceed the guaranteed charges in effect on the date of issue of this rider.

Supplemental specification pages will be issued. They will include the following information:

      the effective date of the increased face amount;
      the amount of the increase; and
      the surrender charge.

The supplemental specification pages will also show a new minimum monthly payment and new guideline premiums which will apply to the entire policy. There is no administrative charge for the exercise of this option.

If the surrender value on the date of issue of an increase is less than the insurance protection charges due on the policy you must pay the grace period premium to us. The effective date of the increase in face amount will be the monthly processing date following the date of the written request. If the insured dies after the date of the written request and before the increased face amount takes effect, we will refund any premium paid to exercise this option.

The time periods in the suicide and incontestable clauses for the increased face amount will be measured from the date of issue of this rider.

Waiver of Payments - If this policy contains a waiver of payment rider on the effective date of the increased face amount, the waiver of payment benefit may be increased without evidence of insurability. If waiver of payment benefits are being paid on the increase date, the increased benefit will become payable on the increase date.

If on the effective date of an increase the waiver of payment benefit is designated in the specification pages as the monthly insurance protection charges, this benefit will be increased by the insurance protection charges for the increased face amount.

If the waiver of payment benefit on an increase date is shown in the specification pages as a dollar amount, this benefit will be increased by the smaller of:

      the waiver of payment benefit on the option date minus 1/12 of the sum of the payments made by you over the last 12 months; or the amount shown in the waiver of payment benefit table.

------------------------------------------------------

           Waiver of Payment Benefit Table
------------------------------------------------------
--------------- --------------------------------------

                           Monthly Benefit
   Attained              Increase Per $1,000
     Ages              Face Amount Increased:*
--------------- --------------------------------------
--------------- --------------------------------------

    18-19                       $ .50
    20-29                          .63
    30-39                        1.00
    40-49                        1.50
    50-54                        2.00
    55-59                        2.75
--------------- --------------------------------------
------------------------------------------------------

*In no event may the waiver of payment benefit be
increased to exceed the monthly equivalent of your
periodic payment.
------------------------------------------------------


Incontestability - Except for fraud or failure to pay the monthly insurance protection charges, this rider cannot be contested after it has been in force for two years from its date of issue.

Termination - This rider will terminate on the first to occur of:

      the end of the grace period of a premium in default; or

      the end of the policy month following a request for termination; or

      the last option date; or

      the date of issue of an increase which, when added to the sum of all prior increases under this rider, reduces the total option amount remaining to less than $10,000.

General - The specification pages (see page 3 of the policy) will show for this rider:



      the date of issue;

      the first option date;

      the option amount; and

      the total option amount.

Except as otherwise provided, any additional benefits or riders will not be added or increased without our prior consent.

Reinstatement of this rider will not revive any option date which occurred during the period of lapse.

Charges for this rider are payable as a part of the monthly insurance protection charges due under this policy. The monthly insurance protection charge for this rider is shown on page 5 of the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

     Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this rider is attached, unless a different date is shown here.

---------------------------------------------------
[GRAPHIC OMITTED]
---------------------------------------------------

---------------------------------------------------
[GRAPHIC OMITTED]
---------------------------------------------------




 Executive Vice President, General Counsel    President and CEO
 and Corporate Secretary

                                                                1
        Form TA1093-97
                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                       Option To Accelerate Death Benefits
                             (Living Benefits Rider)

This rider is a part of the policy to which it is attached. The insured under this rider is the insured under the policy. This rider does not apply to any benefits provided by other riders under this policy.

Benefit - While this rider is in force, you may elect to receive a portion of the net death benefit called the "living benefit," prior to the insured's death under this option subject to the definitions, conditions and limitations in this rider. This option may only be exercised once.

Definitions - "Option amount" means that portion of the death benefit which you elect to apply under this option. The option amount must be at least $25,000 and may not exceed the least of:

      one-half of the death benefit on the date the option is elected; or

      the amount that would reduce the face amount to our minimum issue limit for this policy; or

      $250,000.

"Option percentage" is the option amount divided by the death benefit.

"Living benefit" is the option amount which has been reduced for interest and other factors. It is equal to the lump sum benefit under this rider, and is the amount used to determine the monthly benefit. The living benefit will not be less than the surrender value of the policy multiplied by the option percentage. The following factors will be used to calculate the living benefit:

       age;

       sex, unless the policy is issued on a unisex basis;

       life expectancy;

       policy value;

       outstanding loan;

       rate of interest currently being credited to the Fixed Account including those values which are subject to outstanding loan;

       face amount;

       death benefit option;

       current cost of insurance rates; and

       an expense charge of $150.


An amount equal to the outstanding loan multiplied by the option percentage will be deducted from the living benefit. The remaining outstanding loan will continue in force.

The assumptions we use to calculate the living benefit may change from time to time. The factors used to compute the living benefit will be set and changed only prospectively; that is, based on changes in future expectations. We will not change these factors to recoup any prior losses or distribute past gains under the rider.

"Proof of claim satisfactory to us" shall include:

       a request signed by the insured and owner to disclose all facts concerning the insured's health;

       records of the attending physician, including a prognosis of the insured; and

       if we request, a medical examination of the insured at our expense conducted by a physician we choose.

Conditions - Upon written request you may elect to receive payment under the accelerated death benefit option subject to the following conditions:

       the policy is in force;

       a written consent has been given by any collateral assignee, irrevocable beneficiary and the insured if you are not the insured; if the policy was delivered in a community property state, we may require your spouse to sign the consent; and

       the insured qualifies for the option.

Exercising the Option - If you provide proof of claim and a certification of a qualified physician satisfactory to us that the insured has an illness or physical condition which can reasonably be expected to result in death in 12 months or less, you may elect to receive the living benefit in equal monthly payments for 12 months. For each $1,000 of living benefit, each payment will be at least $85.21. This assumes an annual interest rate of 5%.

If the insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments due under this rider calculated at the interest rate we use to determine those payments.

If you do not wish to receive monthly payments, you may elect to receive the living benefit in a lump sum.

Effect on Policy - The policy's death benefit will be decreased by the option amount. Such decrease will be effective on the monthly processing date following the date of the written request.

Existing insurance will be decreased or eliminated in the following order:

       first, the most recent increase;

       second, the next most recent increases successively; and

       last, the initial face amount.

Any surrender charge applicable to the decrease in the face amount will be waived. The amount of the charge which is waived will be:

       the surrender charge applicable to any increased face amount which is eliminated in the order set forth above; plus a pro rata share of the surrender charge applicable to a partial reduction in an increase or in the original face amount.

New specification pages will be issued. These pages will include the following information:

       the effective date of the decrease;

       the amount of the decrease and the benefit remaining in force;

       the revised surrender charge;

       the revised minimum monthly payment, if any; and

       the new guideline premiums.


The policy value will be reduced in the same proportion as the reduction in the death benefit. Riders will continue in force.



Exclusion - No benefit will be paid under this rider if a claim results, directly or indirectly, from a suicide attempt or a self-inflicted injury (while sane or insane) for any period during which a suicide exclusion is applicable.

Termination - This rider will terminate on the first to occur of:

       the date the living benefit is paid or the first monthly installment of the living benefit is paid; or

       the end of the grace period of a premium in default; or

       the termination or maturity of the policy while the insured is alive; or

       at any time on your written request.

General - The specification pages (see page 3 of the policy) will show the date of issue of this rider.

The living benefit will be made available to you on a voluntary basis only.
Accordingly:

(a) If you are required by law to exercise this option to satisfy the claim of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

(b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

TAX QUALIFICATION: This rider is intended to provide a qualified accelerated death benefit that is excludable from gross income for federal income tax purposes. To that end, the provisions of this rider and the policy are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. Whether any tax liability may be incurred when benefits are paid under this rider could depend on whether the owner is also the insured and on how the Internal Revenue Service interprets applicable provisions of the Internal Revenue Code. As with any tax matter, the owner and any other recipient of this benefit should each consult his own tax advisor to evaluate any tax impact of this benefit.

Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this rider is attached, unless a different date is shown here.
--------------------------------------------------------
[GRAPHIC OMITTED]
--------------------------------------------------------
--------------------------------------------------------
[GRAPHIC OMITTED]
--------------------------------------------------------



Executive Vice President, General Counsel       President and CEO
and Corporate Secretary

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

                           CHILDREN'S INSURANCE RIDER


This rider is part of the policy to which it is attached if it is shown in the specification pages. The insured under the policy is the insured under this rider. "Insured Child" is defined below.

                                                          Benefit

Benefit - The Company will pay the children's insurance benefit upon receipt of due proof that an Insured Child died while this rider was in force. The amount of the children's insurance benefit is shown in the specification pages. Unless requested otherwise, the beneficiary under this rider is the owner.

Insured Child Description - "Acquired" means born, legally adopted or attained the status of stepchild.

"Insured Child" means an acquired child of the insured who:

o is named in the application for this rider and on the date of the application has not reached his or her 18th birthday; or

o is acquired during the insured's lifetime after the date of the application but before such child's 18th birthday.

No child can be an Insured Child while under the age of 14 days. A person will cease to be an Insured Child on the policy anniversary nearest the earlier of the Insured Child's 25th birthday and/or the insured's 65th birthday.


Period of Term Insurance - The term insurance on each Insured Child will begin on the date of coverage under this rider if the child is an Insured Child on such date; otherwise the term insurance will begin on the date the Insured Child is acquired and is 14 days old. The term insurance will expire on the date the child ceases to be an Insured Child.

Paid-Up Term Insurance - If the insured dies while this rider is in force, the term insurance in force on each Insured Child will be converted to paid-up term insurance. The paid-up term insurance on each child will terminate on the date the child ceases to be an Insured Child.  This rider may be surrendered at any time while the paid-up term insurance is in force for its net reserve on the date of surrender. However, if this rider is surrendered within 30 days after a policy anniversary, the value will not be less than the net reserve on such anniversary.
We will furnish a statement of the values for this rider upon request.
                           -------------------------------
                   Conversion -------------------------------



Conversion - You may convert the insurance on the life of an Insured Child if such request is made:

o within 60 days before the term insurance on the life of an Insured Child expires;

o     during the Insured Child's lifetime; and

o     while the rider is in force.

You may convert to a new policy issued by Transamerica
Occidental Life Insurance Company. Evidence of insurability will not be required.
New Policy Description - The new policy will be issued:

o on any form of individual life insurance, other than term, being issued by us on the date of issue of the new policy;

o     on the life of the Insured Child only; and

o at the Insured Child's age and for the premium rates in effect on the date of issue of the new policy.

                                                               (Over)



Form TA1096-97

                        -------------------------------
Conversion (continued)
                         -------------------------------


The sum insured may not be less than our minimum issue limit for the new policy. The sum insured may be up to 5 times the amount of insurance under this rider on the Insured Child. The new policy will not become binding unless the first premium is paid during the lifetime of the Insured Child and within 31 days after the expiration of the term insurance under this rider.

The date of issue of the new policy will be the day after the expiration of the term insurance under this rider.

The new policy will be subject to any assignments outstanding against this rider. Riders will be available on the new policy subject to evidence of insurability and consent of the Company. The time periods of the suicide and incontestability provisions of the new policy will expire on the same date as such provision in this rider would have expired.

                                                               General


Incontestability - Except for fraud or failure to pay the charges, this rider cannot be contested after it has been in force, during the insured's lifetime, for two years from its date of issue. The insurance on any Insured Child named in the application cannot be contested after it has been in force, during the Insured Child's lifetime, for two years from the date of issue of this rider.

Misstatement of Age - If the age of a child has been misstated and if the child would not have been an Insured Child upon his or her death if the age had been correctly stated, no benefit will be payable if the child dies. Any benefit paid to the beneficiary because of the death of such child shall be repaid to the Company. If the age of the insured has been misstated, the termination date of the Insured Child's coverage will be based upon the insured's correct age.

Termination - Coverage under the rider will terminate on the first to occur of:


o the end of the grace period of a required premium in default; or

o the termination or maturity of the policy except as provided in the Paid-Up Term Insurance provision; or

o the day before the policy anniversary nearest the insured's age 65; or

o the last day of the policy month in which you request the termination.

General - The specification pages (see page 3 of the policy) will show the date of issue of this rider.

Charges for this rider are payable as part of the monthly insurance protection charges due under this policy. The monthly charge is shown on page 5.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.
Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this rider is attached, unless a different date is shown here.
                                                         [GRAPHIC OMITTED]


                                                         [GRAPHIC OMITTED]





Executive Vice President, General Counsel                President and CEO
and Corporate Secretary






Form TA1096-97

                 TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY
                         -------------------------------
            Waiver of Payment Rider ---------------------------------


This rider is part of the policy to which it is attached if it is shown in the specification pages of the policy. The insured under the policy is the insured under this rider.

Benefit - On each monthly processing date, while the insured is totally disabled, we will add to the policy value the waiver of payment benefit. This benefit is the largest of:

o   the amount shown in the specification pages; or

o the minimum monthly payment for the face amount covered by this rider during a period when the minimum monthly payment applies; or

o the monthly insurance protection charges applicable to the face amounts and other riders covered by this rider.

The waiver of payment benefit is subject to:

o   our receipt of due proof of such total disability; and

o   evidence the total disability:
    o  began while this rider was in force; and
    o began before the policy anniversary nearest insured's age 65; and
    o  has continued for at least 4 months; and

o   the other terms and conditions of this rider.

The benefit will begin with the policy month following the date total disability begins or the policy anniversary nearest the insured's age 5, if later. The benefit will not be provided for any period more than one year prior to the date we received written notice of claim. We will credit the policy value with any benefit which applies to the time during which benefits are payable.

Each monthly benefit will be allocated in accordance with the payment allocation in effect on the date each benefit is credited to the policy value.

If the insured's total disability occurs before the policy anniversary nearest the insured's age 60, the benefit will end when total disability ends. If the total disability occurs on or after the policy anniversary nearest the insured's age 60, the benefit will continue during such total disability but not beyond the policy anniversary nearest the insured's age 65 or two years, whichever is longer.





Benefits will cease on the next monthly processing date following the end of a period of total disability.

Definitions of Total Disability - Total disability means the insured is unable to engage in any occupation as a result of disease or bodily injury.
"Occupation" means attendance at school if the insured is not old enough to legally end his or her formal education. Otherwise "occupation" means any occupation for which the insured is or becomes reasonably fitted by training, education or experience.

Total loss of the following as a result of disease or bodily injury shall be deemed total disability:

o   speech

o   hearing in both ears; or

o   the sight of both eyes; or

o   the use of both hands; or

o   the use of both feet; or

o   the use of one hand and one foot.

Risks Not Covered - No benefit will be provided if total disability results, directly or indirectly, from:

o an act of war, whether such war is declared or undeclared, and the insured is a member of the armed forces of a country or combination of countries; or

o any bodily injury occurring or disease first manifesting itself prior to the date of issue of this rider. However, no claim for total disability commencing after two years from the date of issue will be denied on the ground that the disease or impairment not excluded from coverage by name or specific description existed prior to the date of issue of this rider.





(over)


Form TA1094-97

Notice and Proof of Claim - Written notice of claim must be sent to our Variable Life Service Center:

o   during the lifetime of the insured; and

o   while the insured is totally disabled; and

o   not later than 12 months after this rider terminates.

Proof of claim must be sent to our Variable Life Service Center within 6 months of the notice of claim. Failure to give notice and proof within the time required will not void or reduce any claim if it can be shown that notice and proof were given as soon as was reasonably possible.

Proof of continued total disability must be furnished at our request. Failure to do so will end the benefit. Such proof will include an authorization to disclose facts concerning the insured's health, and may include medical exams of the insured conducted by physicians chosen by us. Such medical exams will be at our expense. After total disability has continued for 24 months, proof will not be required more than once a year, nor after the policy anniversary nearest age 65.

Benefit Changes - The benefit may be changed on written request. An increase will only be allowed if the insured is under age 60 and we receive:

o   evidence of insurability that is satisfactory to us; and

o payment to us of the premium sufficient to keep the policy in force if the surrender value is less than all charges due on the policy.

No increase, when added to the existing benefit, shall exceed the following limits:


Maximum Benefit Table
                                        Monthly Benefit
Attained                                  Per $1,000
Age                                       Face Amount
0-19                                         $1.00
20-29                                         1.25
30-39                                         2.00
40-49                                         3.00
50-54                                         4.00
55 and above                                  5.50


The waiver of payment benefit will be reduced if it exceeds the maximum benefit after the face amount of the policy is reduced. The monthly benefit may not exceed the amount shown in the Maximum Benefit Table.

The effective date of the changed benefit will be the first monthly processing date on or after the date all conditions are met. The changed benefit will be shown in supplementary specification pages. The charges for an increased benefit will be shown in a Supplemental Insurance Protection Charge Table if the insured's underwriting class changes.

Incontestability - Except for fraud or failure to pay the monthly insurance protection charges, this rider cannot be contested after the end of the following time periods:

o the initial benefit cannot be contested after the rider has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from the date of issue; and

o an increase in the benefit cannot be contested after the increased benefit has been in force during the insured's lifetime and without the occurrence of the total disability of the insured for two years from its effective date.

Termination - This rider will terminate on the first to occur of:

o   the end of the grace period of a premium in default; or

o   the termination or maturity of the policy; or

o the day before the policy anniversary nearest age 65, except as provided in the Benefit provision; or

o the end of the policy month following a request for termination.

Rider Charge - Charges for this rider are paid as a part of the monthly insurance protection charges due under the policy.

The monthly charge is the waiver charge shown in the Insurance Protection Charge Table multiplied by the greater of:

o the monthly insurance protection charges applicable to the face amount and other riders covered by this rider; or

o one-half of the waiver of payment benefit shown in the specification pages.







Form TA1094-97

General - The specification pages (see page 3 of the policy) will show the date of issue of this rider.

When an increase in face amount or an additional rider is applied for, waiver of payment coverage must also be requested. We reserve the right to decline issuance of the waiver of payment coverage for the increased face amount or additional rider benefit. If total disability begins during the grace period of a past due premium, such a premium will be payable.

The waiver of payment benefit will not reduce any amount payable under the policy.

Except as otherwise provided, all conditions and provisions of the policy apply to this rider.

Signed for Transamerica Occidental Life Insurance Company at Los Angeles, California and effective on the date of issue of the policy to which this rider is attached, unless a different date is shown here.



[GRAPHIC OMITTED]


[GRAPHIC OMITTED]







Executive Vice President, General Counsel            President and CEO
and Corporate Secretary


Form TA1094-97